Exhibit 99.1
Press Contact
Michael D. Perry
Sr. VP & CFO
408-212-2260
mperry@vitria.com
FOR IMMEDIATE RELEASE
Vitria Stockholders Approve Merger
Sunnyvale, Calif. — March 5, 2007 — Vitria Technology, Inc. (NASDAQ: VITR) announced that, at a Special Meeting of Stockholders held today, March 5, 2007, the stockholders of Vitria approved the Agreement and Plan of Merger, dated as of September 20, 2006, among Innovation Technology Group, Inc., ITG Acquisition, Inc., a wholly-owned subsidiary of Innovation Technology Group, Inc., and Vitria. Vitria anticipates that the effective time of the merger will be following the close of the markets on March 7, 2007, subject to the satisfaction or waiver of closing conditions.
At the effective time of the merger, each outstanding share of Vitria common stock, other than any shares held by Innovation Technology, ITG Acquisition, Inc., JoMei Chang, Ph.D., a member of the Board of Directors of Vitria, and M. Dale Skeen, Ph.D., a member of the Board of Directors of Vitria and the current Chief Executive Officer of Vitria, Vitria or its subsidiaries, or any stockholders who are entitled to and who properly exercise appraisal rights under Delaware law, will be cancelled and converted into the right to receive $2.75 in cash, without interest.
About Vitria Technology, Inc.
Vitria Technology, Inc., an award-winning provider of award-winning business process integration products and solutions, combines technology leadership with industry expertise in healthcare and insurance, financial services, telecommunications and manufacturing to dramatically improve strategic business processes across systems, people and trading partners. With 11 offices around the world, Vitria’s customer base includes blue chip companies such as AT&T, Bell Canada, BellSouth, The Blue Cross Blue Shield Association, British Petroleum, British Telecom, DaimlerChrysler Bank, Generali, Nissan, The Goodyear Tire & Rubber Company, PacifiCare Health Systems, Reynolds & Reynolds, Royal Bank of Canada, Sprint, Trane and the U.S. Departments of Defense and Veterans Affairs. For more information, call +1-408-212-2700, email info@vitria.com or visit www.vitria.com.
Forward Looking Statements
This press release regarding the adoption of the merger agreement by Vitria stockholders includes forward-looking statements, based on current expectations, that are subject to risks, uncertainties and other factors that could cause actual results to differ materially from those referred to in the forward-looking statements. Such factors include, but are not limited to: uncertainties about the timing of the merger and the satisfaction of closing conditions to the merger; litigation resulting from the signing of the merger agreement or the associated transactions; and general economic and market conditions. Details on these and other risks are set forth in Vitria’s Definitive Proxy Statement for the Special Meeting regarding the merger agreement, Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and other filings with the Securities and Exchange Commission. These filings are available on a website maintained by the Securities and Exchange Commission at www.sec.gov. Vitria, Innovative Technology Group, Inc. and ITG Acquisition, Inc. assume no obligation to update the information in this news release.
Additional Information and Where to Find It
Vitria Technology, Inc. has filed a Definitive Proxy Statement, in connection with the merger. Investors and security holders may obtain free copies of the Definitive Proxy Statement and other documents filed with the SEC at the SEC’s web site at www.sec.gov.